Exhibit 99.1

Civista Bancshares Completes Merger with The Farmers Savings Bank, Expanding Community Banking Footprint in Northeast Ohio

Sandusky, OH, November 6, 2025 — Civista Bancshares, Inc. (NASDAQ: CIVB), the parent company of Civista Bank, today announced the successful completion of its merger with The Farmers Savings Bank, a community-focused institution headquartered in Spencer, Ohio. The transaction marks a strategic expansion for Civista into Medina and Lorain Counties, reinforcing its commitment to serving Ohio’s communities with personalized banking solutions.

The merger adds two new branches and approximately $236 million in low-cost deposits to Civista’s portfolio. Based on financial data as of September 30, 2025, the combined organization will have approximately $4.4 billion in total assets, $3.2 billion in net loans, and $3.5 billion in total deposits.

“This merger represents a significant step forward in our mission to deliver exceptional community banking services,” said Dennis G. Shaffer, President and CEO of Civista Bancshares. “We are thrilled to welcome Farmers Savings Bank into the Civista family. Together, we will leverage our combined strengths to enhance commercial lending capabilities, deploy excess liquidity, and deepen relationships in Northeast Ohio, and across the Civista footprint.”

Tom Lee, President and CEO of The Farmers Savings Bank, added, “Joining Civista allows us to continue our legacy of community-focused banking while gaining access to expanded resources and expertise. Our customers will benefit from enhanced services and a broader network, all while maintaining the personal touch they’ve come to expect.”

The system conversion is scheduled for the first quarter of 2026. Until then, Farmers Savings Bank customers will continue to access services as usual, with updates and support provided throughout the transition.

About Civista Bancshares:

Civista Bancshares, Inc., is a $4.4 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civsista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bankcshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

CONTACT: Dennis G. Shaffer, President & CEO, at dgshaffer@civista.bank or (419) 625-4121.

Source: Civista Bancshares, Inc.